UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 2, 2010
Andatee China Marine Fuel Services Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34608	80-0445030
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Dalian Ganjingzi District, Dalian Wan Lijiacun
Unit C, No. 68 West Binhai Road, Xigang District Dalian
People’s Republic of China
(Address of Principal Executive Office) (Zip Code)

011 (86411) 8360 4683
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

The registrant hereby incorporates by reference the disclosure made in Item 2.03 below.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Effective as of September 2, 2010, Dalian Xingyuan Marine Bunker Co. Ltd., a variable interest entity (VIE) through which entity Andatee China Marine Fuel Services Corporation conducts all of its business operations (collectively, the “Company”) obtained from Bank of Yingkou, a joint-stock commercial bank, bank acceptance notes in the amount of RMB 120 million (approximately USD $17.6 million) by depositing RMB 60 million (approximately USD $8.8 million) with such bank as the Company’s collateral against the amount borrowed from the bank. The discount rate for each bank acceptance note was annually 6.05% and the Company is required to pay back the principal amounts of each outstanding bank note, within 6 months of each respective note, or in February 2011. The notes do not contain prepayment penalties or any similar provisions. In the event of default on any individual bank acceptance note, the Company is subject to fines equal to 10% of the par value of individual bank acceptance note in default.

The Company intends to use the proceeds of this loan for general corporate and working capital purposes, including, among others, sales and product promotional purposes in Southern China, as well as to finance acquisition activities in its continuous effort to establish its “one-stop depot” service model along the coastal areas.  The foregoing is a summary description of the terms and provisions of the underlying bank acceptance notes and by its nature is qualified by the actual text of each instrument.

Section 9 – Financial Statements and Exhibits

Item 9.01           Financial Statements and Exhibits.

(d)           Exhibits.

99.1        Press release dated September 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Andatee China Marine Fuel Services Corporation

By:	/s/ Wen Tong
Wen Tong, Chief Financial Officer

Date:       September 9, 2010